Pricing Supplement dated  April 20, 2000                    Rule 424(b)(3)
(To Prospectus dated December 21, 1999 and               File No. 333-90457
Prospectus Supplement dated January 7, 2000)




               NATIONAL CONSUMER COOPERATIVE BANK
                        Medium-Term Notes
        Due from 9 Months to 30 Years from Date of Issue
                          Floating Rate


Principal Amount: $50,000,000          Initial Interest Rate:
                                       3Mo. LIBOR + .80%

Agent's Discount or Commission:        Original Issue Date:
$100,000  (.20%)                        April 26, 2000

Net Proceeds to Issuer: $49,900,000    Stated Maturity Date:
                                       October 26, 2001

                                       CUSIP: 63554EAF4


Calculation Agent: First Chicago/Banc One


Interest Rate Basis or Bases:
  CD Rate                      Prime Rate         Federal Funds Rate
  Commercial Paper Rate      X LIBOR              Treasury Rate
  Other (see attached)         CMT Rate

If LIBOR:
  LIBOR Reuters
       Page:
X LIBOR Telerate
       Page: 3750
Designated LIBOR Currency:

If CMT Rate:

        Designated CMT Telerate Page:
          If Telerate Page 7052:
                Weekly Average
                Monthly Average
        Designated CMT Maturity Index:


Initial Interest Reset Date: July 26, 2000           Spread (+/-): + 80 bps
Interest Reset Dates: 26th of January, April,        Spread Multiplier:
                      July, October
Interest Reset Period: Quarterly                     Maximum Interest Rate:
Interest Payment Period: Quarterly                   Minimum Interest Rate:
Interest Payment Dates:
    May 1 and November 1
  X other: 26th of January, April, July, October
Regular Record Date(s)
  (If other than April 15 and October 15):
Index Maturity:
Calculation Agent:
Exchange Rate Agent:
Day Count Convention:
   X Actual/360 for the period from 4/26/00  to 10/26/01
     Actual/Actual for the period from _______ to _______
   X 30/360 for the period from _______ to _______

Redemption:
   X The Notes cannot be redeemed prior to the Stated Maturity Date.
     The Notes can be redeemed prior to Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:  ____%
     Annual Redemption Percentage Reduction ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
   X The Notes cannot be repaid prior to the Stated Maturity Date.
     The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Optional Repayment Date(s):

Currency:
     Specified Currency: ___________________ (if other than U.S. dollars, see attached)
     Minimum Denominations: ______________ (applicable only if Specified Currency is other than U.S. dollars)

Authorized Denomination
(If other than $1,000 and integral multiples thereof):

Original Issue Discount:      Yes      X No
Issue Price:     %:

Agent:
  X Credit Suisse First Boston Corporation.
    Banc of America Securities LLC
    Banc One Capital Markets, Inc.
    SPP Capital Partners, LLC
    Other _______________

Agent acting in the capacity as indicated below:
      Agent      X Principal

If as Principal:
  X The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
    The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

Other provisions:


      Terms are not completed for certain items above because such items are not applicable.